                                                         Exhibit 4(h)

               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                                    ENDORSEMENT


This endorsement applies to the following:

          - Qualified contracts, excluding contracts meeting the requirements of Internal Revenue Code ("Code") Section 408A (Roth IRAs), before and after the death of the Owner.

          - contracts funding employer-sponsored Code Section 457 plans, before and after the death of the Owner.

          -    contracts meeting the requirements of Code Section 408A (Roth
               IRAs), after the death of the Owner.

          - contracts that are not Qualified and contracts that do not fund employer-sponsored Code Section 457 plans, where the Beneficiary has chosen a commutable Annuity Benefit Payment Option.

This contract is amended as of the Issue Date as follows:

- In the Specifications page of the contract, on page 4a, "Payment Withdrawal Amount" and "Present Value Withdrawal Amount" are deleted.

- In the "Payout Phase" of the contract, the "Withdrawal" section, beginning on page 21, is deleted.

- In the "Present Value of Annuity Benefit Payments" section of the contract, on page 23, the "Withdrawals" section is deleted.

- Any other reference to withdrawals during the Payout Phase in the contract or any other endorsement or rider does not apply.


                              Signed for the Company by:


FORM 3276-99